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                                  EXHIBIT 6.29

              CONSULTING SERVICES AGREEMENT, DATED MARCH 24, 1997,
                    BY AND BETWEEN THE COMPANY AND MIKE DITKA

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                          CONSULTING SERVICES AGREEMENT

             THIS CONSULTING SERVICES AGREEMENT (this "Agreement") is entered into as of March 24, 1997, between Sequester Holdings, Incorporated (formerly known as KCD Holdings Incorporated) (the "Company") and Mike Ditka.

             WHEREAS, the Company is engaged in marketing and distributing a line of diet aid products, including (i) a dietary supplement called "SeQuester(R) 1", (ii) an appetite suppressant called "SeQuester(R) 2", (iii) a Chromium caplet which is a mineral necessary for proper carbohydrate metabolism called "SeQuester(R) 3", and (iv) "PhytoQuest(TM)" which has the potential to inhibit the gastrointestinal absorption of cholesterol (collectively, the "Products"); and

             WHEREAS, the Company desires to hire Mr. Ditka for ongoing consulting and promotional services including radio and television commercials endorsing the Products and Mr. Ditka desires to perform such services, in accordance with the terms and conditions of this Agreement;

             NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

    16. Services. Mr. Ditka agrees to render the following consulting and promotional services to the Company for a period of one year from the date of this Agreement:

    16.1 On an ongoing basis, Mr. Ditka shall consult with and advise the Company concerning effective methods of promoting the Products. Such advice will include ideas and recommendations as to the content of the Company's television and radio advertising and other promotional services.

    16.2 Mr. Ditka shall render services to the Company as a performer in four television commercials (the "Commercials") for the promotion of the Products to be produced by John Purdy, Inc. (or any other production company hired by the Company) during the term of this Agreement. The Commercials shall be thirty to 120 seconds in length, and shall air on cable, network or independent stations, or direct response television e.g., QVC, HSN, Value Vision, or a combination thereof, or any other medium, at the discretion of the Company. Mr. Ditka agrees to appear in Los


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             Angeles, California (or such other location requested by the
             Company) to tape the Commercials. The parties acknowledge that Mr. Ditka has already performed in one of these Commercials.

    16.3 Mr. Ditka agrees to make himself available for up to two hours each week during the term of this Agreement at times convenient for Mr. Ditka to promote the Products in radio and television interviews (the "Interviews").

    16.4 Mr. Ditka agrees to make up to six personal appearances during the term of this Agreement at the Company's discretion at locations to be mutually agreed by the parties (the "Personal Appearances").

    16.5 Mr. Ditka agrees to permit access to a reasonable number of individuals selected from time to time by the Company (i) to view New Orleans Saints training camp sessions, upon appointments previously scheduled by the Company, and (ii) to meet Mr. Ditka after Saints games (only when the team has won).

    17. Name, Likeness, Etc. Mr. Ditka hereby irrevocably grants in perpetuity to the Company the right to use, and to permit others to use, Mr. Ditka's name, likeness and voice in connection with the Commercials, Interviews, and Personal Appearances.

    18. Ownership. The Company shall own all right, title and interest in and to the Commercials. The Company shall have the irrevocable right to use the Commercials in all media whether now known or hereafter devised in perpetuity throughout the universe.

    19. Manner of Performing Services. Mr. Ditka agrees to perform the services required by this Agreement in a professional manner, including cooperating with the taping and production session personnel hired by the Company.

    20. Compensation. In consideration for the services to be rendered hereunder, Mr. Ditka shall be paid as follows:

    20.1     $75,000 in cash, which sum has already been  paid to Mr. Ditka.

    20.2 1,000,000 shares of the Company's common stock (the "Shares"). The Shares shall be subject to the following restrictions:


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            20.2.1.  Mr. Ditka shall not sell, pledge, hypothecate or otherwise transfer the Shares or any portion thereof for a period of one year from the date of this Agreement without the Company's prior written consent.

            20.2.2. The Company shall have the right to redeem all or part of the Shares at a price of $.0001 per Share if Mr. Ditka is in material breach of the terms of this Agreement, which breach remains uncured as determined by the Company in its sole discretion for 15 days after delivery of written notice thereof by the Company to Mr. Ditka. The Company's foregoing right of redemption shall be in addition to any other rights at law or in equity the Company may have to otherwise enforce or seek damages under this Agreement.

            20.2.3.  The Shares shall include the following restrictive legends:

                     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                     THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CONSULTING SERVICES AGREEMENT BETWEEN THE STOCKHOLDER AND THE CORPORATION. PURSUANT TO SUCH AGREEMENT, THE SHARES CANNOT BE TRANSFERRED FOR A PERIOD OF ONE YEAR AFTER ISSUANCE WITHOUT THE CORPORATION'S WRITTEN CONSENT AND THE CORPORATION HAS THE RIGHT TO REDEEM THE SHARES IF THE STOCKHOLDER FAILS TO PERFORM CERTAIN OBLIGATIONS UNDER THE AGREEMENT. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."



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    20.3     The Company will also reimburse Mr. Ditka for reasonable and necessary expenses incurred by Mr. Ditka in connection with his rendering of services under this Agreement, including travel, meals and lodging, to the extent pre-approved by the Company and Mr. Ditka provides reasonable written evidence of such expenses.

    21.      Shares

    21.1 Mr. Ditka represents and warrants that he is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Mr. Ditka further understands that the issuance and sale of the Shares to be acquired by him hereunder have not been, and will not be, the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of such laws. Mr. Ditka understands that the Shares may not be resold by him unless such sale is registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available and that the certificates evidencing the Shares will contain a legend to such effect unless, in the opinion of the Company, such a legend is not required under applicable law.

    21.2 Mr. Ditka represents and warrants that he is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has substantial experience in evaluating and investing in securities and has made or contemplated investments of securities other than those of the Company. Mr. Ditka further acknowledges that by reason of his business or financial experience, he has the ability to bear the economic risk of his investment in the Shares and understands that the Shares represents a speculative investment and that there is substantial risk of complete loss of his investment.

    22. Representations and Warranties. Mr. Ditka represents and warrants to the Company that he has the legal right, authority and capacity to enter into this Agreement and to render the services described herein, and that the delivery and execution of the Agreement will not violate the terms of any other agreement to which Mr. Ditka is a party. Mr. Ditka acknowledges that the Company is not a signatory to any agreement with the American Federation of Telephone and Radio Artists ("AFTRA") or with the Screen Actors Guild ("SAG") and that the Company shall not be liable to AFTRA or SAG for executing or performing this Agreement.



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    23.      Arbitration. Any dispute arising out of this Agreement shall be settled by arbitration by a single arbitrator in accordance with the commercial arbitration rules of Judicial Arbitration and Mediation Services, Inc. Arbitration shall be conducted in Los Angeles, California. The parties agree that Los Angeles, California is a reasonable and convenient place for any arbitration hereunder, and agree to submit to the jurisdiction of the California courts with respect to any judgment relating to this Agreement. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not have any authority to award punitive or any other non-compensatory damages. The decision of the arbitrator shall be binding upon the parties and shall be reviewable only in the event of gross error of law. Any party may pursue the remedy of specific performance of this Agreement, or seek an injunction in the event of a breach of this Agreement or in aid of exercising any power granted hereunder, or any combination thereof, in any court having jurisdiction without resort to arbitration.

    24. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, including without limitation any prior Television Commercial Agreement or Agreements entered between the parties, and contains all of the covenants and agreements between the parties with respect to such subject matter.

    25. Assignment. Mr. Ditka shall not have the right to assign, transfer or delegate this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company. The Company may, without the approval of Mr. Ditka, transfer its rights or obligations hereunder in connection with the sale of substantially all of its business or the merger or consolidation of the Company.

    26. Notices. Any notice or other communication required or permitted to be given hereunder will be in writing, and shall be deemed given upon, (i) personal delivery, upon delivery, (ii) a nationally recognized overnight courier service, the day after the deposit for overnight delivery with such service, (iii) U.S. Mail, first class postage-prepaid, three days after deposit or (iv) facsimile transmission, upon electronic confirmation of receipt, addressed to the parties as set forth below or to such other address as any party may have furnished to the other in writing:


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    If to Company:    Sequester Holdings, Incorporated
                                    2835 Townsgate Road
                                    Suite 110
                                    Westlake Village, CA  91361
                                    (Fax: 805-494-4126)

    If to Mr. Ditka:  Mike Ditka
                                    --------------------
                                    --------------------
                                    --------------------
                                    --------------------
                                    (Fax:____________)


    27. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of choice of laws or conflicts of law.

    28. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

    29. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Mr. Ditka and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or



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             provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The section headings used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.


             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        "COMPANY"

                                        Sequester Holdings, Incorporated



                                        By: __________________________

                                               Its: _______________________


                                        "MR. DITKA"



                                        ___________________________________
                                        Mike Ditka




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